EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000, of our reports dated December 20, 2006, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation, included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, Applied Micro Circuits Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Applied Micro Circuits Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 11, 2007